Exhibit 99.1
350 SOUTH GRAND AVENUE, SUITE 5100 LOS ANGELES, CALIFORNIA 90071
PHONE: 213 687-7700       WWW.RSAC.COM       FAX: 213 687-8792

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com
investor@rsac.com
RELIANCE STEEL & ALUMINUM CO. NAMES
CORPORATE VICE PRESIDENT, OPERATIONS
     Los Angeles, CA — March 1, 2010— Reliance Steel & Aluminum Co. (NYSE:RS) announced today that as of April 1, 2010, Stephen P. Koch, 43, will assume the title of Vice President, Operations for the Company and will oversee several of Reliance’s subsidiaries. Mr. Koch will report to President and COO, Gregg J. Mollins.
     Mr. Koch joined Chapel Steel Corp. as a sales representative in 1988. In 2005, Reliance acquired Chapel Steel Corp. headquartered in Philadelphia. While at Chapel Steel, Steve has held the positions of sales manager and Executive Vice President and was named President of Chapel Steel in June 2007. He graduated from Shippensburg University with a degree in public relations and a minor in business administration. Stanley Altman will succeed Steve as President of Chapel Steel.
     “Since Reliance acquired Chapel Steel, we have been impressed by Steve’s performance in managing Chapel Steel and its multiple facilities, especially during a turbulent economic period. This, among other things, convinced us that he was the right individual to take on more responsibility with respect to our business,” said Mollins.
     Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 200 locations in 38 states and Belgium, Canada, China, Mexico, Singapore, South Korea, and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.
(more)

2-2-2
     Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2008 “Fortune 500” List, the 2008 Forbes “America’s Best Managed Companies” List and the 2009 Fortune List of “The World’s Most Admired Companies.”
     This release may contain forward-looking statements. Actual results and events may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.
# # #